Exhibit 3.1

Amendment No. 3

TO THE

SECOND AMENDED AND RESTATED BYLAWS

OF DAWSON GEOPHYSICAL COMPANY

The Second Amended and Restated Bylaws, as amended (the “Bylaws”) of Dawson Geophysical Company, a Texas corporation (the “Corporation”), are hereby amended as of November 27, 2012, as follows:

1.	Article II, Section 11 of the Bylaws is hereby amended in its entirety and replaced with the following:

Section 11. Presiding Officer of Meetings. Meetings of the shareholders shall be presided over by the Chairman of the Board of Directors, if one shall be elected, or in the absence of a Chairman of the Board of Directors, by the Lead Director, if one shall be elected, the Chief Executive Officer, the President or by any Vice President, or, in the absence of any such officers, by a chairman to be chosen by a majority of the shareholders entitled to vote at the meeting who are present in person or by proxy. The Secretary, or, in the Secretary’s absence, any Assistant Secretary or any person appointed by the individual presiding over the meeting, shall act as secretary at meetings of the shareholders.

2.	Article III, Section 7 of the Bylaws is hereby amended in its entirety and replaced with the following:

Section 7. Special Meetings. Special meetings of the Board may be called by the President on five days’ notice to each Director, either personally or by mail, or, with the Director’s consent, by electronic transmission; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of two Directors. Special meetings of the non-management Directors may be called by the Lead Director, if one shall be elected, on five days’ notice to each non-management Director, either personally or by mail, or, with the Director’s consent, by electronic transmission.

3.	Article V, Section 1 of the Bylaws is hereby amended in its entirety and replaced with the following:

Section 1. General. The officers of the Corporation shall be chosen by the Directors and shall be a President, a Vice President, a Secretary and a Treasurer. The Board of Directors may also choose (i) a Chairman of the Board, who must be a member of the Board of Directors; (ii) a Chief Executive Officer, who need not be a member of the Board of Directors; and (iii) additional Vice Presidents, and one or more Assistant Secretaries and Assistant Treasurers. Two or more offices may be held by the same person, except that the offices of President and Secretary shall not be held by the same person.

4.	Article V, Section 6 of the Bylaws is hereby amended in its entirety and replaced with the following:

Section 6. The Chairman of the Board. The Chairman of the Board, if one shall be elected, shall preside at all meetings of the shareholders and Board of Directors and shall be ex officio a member of all standing committees of the Corporation. In addition, the Chairman of the Board shall perform whatever duties and shall exercise all powers that are given by the Board of Directors. Unless otherwise designated by the Board of Directors, the Chairman of the Board, if one shall be elected, shall also be the Chief Executive Officer of the Corporation. In the absence of the Chairman, such of the Chairman’s duties shall be performed and authority exercised by either the Lead Director, if one shall be elected, or the Chief Executive Officer, if one shall be elected, as may be designated by the Chairman with the right reserved to the Board of Directors to designate or supersede any designation so made.

5.	Article V, Section 7 of the Bylaws is hereby amended in its entirety and replaced with the following:

Section 7. The President. The President shall, in the absence of the Chairman of the Board and the Lead Director, if one shall be elected, preside at meetings of the shareholders and Board of Directors, shall implement the general directives, plans and policies formulated by the Board of Directors; and shall further have the duties, responsibilities and authorities as may be assigned by the Board of Directors. The President may sign, with any other proper officer, certificates for shares of the Corporation and any deeds, bonds, mortgages, contracts and other documents which the Board of Directors has authorized to be executed, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors or these Bylaws, to some other officer or agent of the Corporation. In the absence of the President, the duties of the President shall be performed and the President’s authority may be exercised by a Vice President of the Corporation as may have been designated by the President with the right reserved to the Board of Directors to designate or supersede any designation so made.

2